Exhibit 10.16

Berchtold Capital Partners

May 15, 2013

Mr. H. Lawrence Webb, CEO

The New Home Company

95 Enterprise, Suite 325

Aliso Viejo, CA 92656

Dear Larry,

This letter agreement will confirm the understanding and agreement between Berchtold Capital Partners (“Berchtold”) and The New Home Company (the “Company”). The Company hereby engages Berchtold for the purpose of providing advisory services to the Company, management and existing shareholders in connection with a possible initial public offering (“IPO”) process.

In addition to providing general advice and guidance, Berchtold will specifically assist in addressing the following areas:

•

Composition of Board of Directors – information on background and characteristics of successful board members as well as assistance in identifying, interviewing and conducting adequate due diligence on potential board candidates.

•

Management Compensation – advice with respect to management compensation programs for senior management as well as identifying, interviewing and selecting a compensation consultant. Working with compensation consultant and existing shareholders to develop appropriate compensation structure.

•

Advice to Management and corresponding with Existing Institutional Shareholders – advice to the CEO and senior management as well as corresponding with existing shareholders regarding various corporate governance matters.

Berchtold and the Company agree that the advisory services are limited to corporate governance matters and otherwise preparing the Company to be a public reporting company. Berchtold has advised the Company that it is neither a registered broker-dealer nor a registered investment advisor. As such, in no event will the advisory services provided by Berchtold include or will Berchtold be involved in soliciting or identifying investors or otherwise performing any duties of an underwriter or a broker-dealer for the Company or rendering any investment advisory services to existing shareholders or new investors.

As compensation for Berchtold’s services, the Company agrees to pay Berchtold a one-time fee of $500,000 upon the closing of an IPO. The Company also agrees to reimburse Berchtold for reasonable expenses, including pre-approved travel-related expenses, incurred in connection with this engagement.

If the engagement terms described in this letter correctly set forth the understanding and agreement between the Company and Berchtold, please sign below.

BERCHTOLD CAPITAL PARTNERS

By:
Michael J. Berchtold, CEO

ACCEPTED AND AGREED: THE NEW HOME COMPANY

By:
H. Lawrence Webb, CEO